Exhibit 8.1

[LATHAM & WATKINS LLP LETTERHEAD]

April 5, 2005

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799

Re:	Registration Statement No. 333-123293 $2,359,102,000 Aggregate Principal Amount of Zero Coupon Convertible Notes due 2032 and Shares of Common Stock, $0.0001 par value per share

Ladies and Gentlemen:

     We have acted as special tax counsel to Amgen Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $2,359,102,000 aggregate principal amount of Zero Coupon Convertible Notes due 2032 (the “Securities”), convertible into common stock, $0.0001 par value, of the Company, under the Indenture (the “Indenture”), between the Company and LaSalle Bank, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2005 (File No. 333-123293), as amended by Amendment No. 1 filed with the Commission on April 5, 2005 (together, the “Registration Statement”), and a prospectus dated April 5, 2005 (the “Prospectus”). The Company is issuing the Securities pursuant to an exchange offer in which the Company is offering to exchange the Securities and an exchange fee for all of its outstanding Liquid Yield Option Notes due 2032.

     In rendering our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Indenture and such other agreements and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. For purposes of our opinion, we have assumed timely compliance by the parties to the agreements we have reviewed in connection with the transaction covered hereby, and the accuracy of the representations with respect to factual matters provided or to be provided by such parties pursuant to such agreements.

     In rendering our opinion, we have examined the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial decisions, legislative history and such other authorities as we have deemed appropriate, all as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities on which our opinion is based are subject to change, and such changes could apply retroactively. We express no opinion as to any laws other than the federal income tax laws of the United States of America as of the date hereof.

     Based on the facts and assumptions and subject to the limitations set forth herein and in the Prospectus, the statements in the Prospectus under the heading “United States Federal Income Tax Consequences,” insofar as they purport to describe certain provisions of specific statutes and regulations referred to therein, constitute our opinion.

     The foregoing opinion and the discussion contained in the Prospectus under the heading “United States Federal Income Tax Consequences” represent our conclusions as to the application of existing law as of the date hereof. Our opinion is not binding on the Internal Revenue Service or the courts and the Internal Revenue Service may assert contrary positions or that the law (including the interpretation thereof) may change, possibly retroactively. Accordingly, our opinion is not a guarantee that our conclusions will be upheld if challenged. We express no opinion either as to any matter not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

     Any change in applicable law, which may change at any time, or a change in the facts, documents or agreements upon which our opinion is based and upon which we have relied, may affect the validity of the foregoing opinion. This firm undertakes no obligation to update this opinion in the event that there is a change in the legal authorities, facts, documents or agreements upon which this opinion is based.

     This opinion is for your benefit in connection with the Registration Statement and is furnished to you upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent in each instance, except that this opinion may be relied upon by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the headings “United States Federal Income Tax Consequences” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP